EXHIBIT 10.1

ATLANTIC CAPITAL BANCSHARES, INC.

SHORT-TERM INCENTIVE PLAN

1.	Purpose

The purpose of the Plan is to enable the Company to attract, retain, motivate and reward selected executive level and other key employees of the Company and its Affiliates by providing them with the opportunity to earn incentive compensation awards (as defined below, each, an “Award” or a “Bonus”) based on the achievement of performance objectives, thereby promoting a closer alignment of Participants’ interests with those of the Company and its shareholders.

2.	Definitions

In addition to other terms defined herein, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)“Affiliate” means any majority-owned subsidiary or other entity controlled by, controlling or under common control with the Company, including but not limited to Atlantic Capital Bank, N.A. (or any successor thereto).
(b)“Applicable Law” means any applicable laws, rules and regulations (or similar guidance), including but not limited to the Code, the listing or other rules of any applicable stock exchange, and any federal or state banking law or financial institution regulatory policy, rule or regulation to which the Company or any Affiliate is subject.
(c)“Award” or “Bonus” means an incentive award opportunity granted under the Plan.
(d)“Base Salary” means the annual base salary of a Participant, as determined as of the date an Award opportunity is established by the Committee, or such other date as may be determined by the Committee.
(e)“Board” means the Board of Directors of the Company.
(f)“Change of Control” means, unless the Committee determines otherwise, a “Change of Control” as defined in, and determined in accordance with the terms of, the 2015 Plan and/or other applicable Stock Plan (as determined by the Committee).
(g)“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.  Any reference herein to a specific Code section shall be deemed to include all related regulations or other guidance with respect to such Code section.
(h)“Committee” shall mean the Compensation Committee of the Board (or a subcommittee thereof), or the Board or such other committee of the Board to which the Board has delegated authority to act under or pursuant to the provisions of the Plan.  For clarity, the term “Committee” includes the Board (or subcommittee of the Committee or other committee of the Board) if exercising the authority of the Committee under the Plan.

(i)“Common Stock” means the common stock of the Company, or any successor securities thereto.
(j)“Company” means Atlantic Capital Bancshares, Inc., a Georgia corporation, together with any successor thereto.  In the Committee’s discretion, the term “Company” may also refer to the Company and any or all of its Affiliates.
(k)“Disability” or “Disabled” shall, except as may be otherwise determined by the Committee (taking into account any Code Section 409A considerations), as applied to any Participant, have the meaning given in any employment agreement, change in control plan, severance plan or other applicable plan, agreement or arrangement, if any, to which the Participant is a party or a participant, or, if there is no such arrangement (or if such arrangement does not define “Disability” or “Disabled”), “Disability” or “Disabled” shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months.  The Committee shall have authority to determine if a Disability has occurred.
(l)“Effective Date” means the effective date of the Plan, as described in Section 4 herein.
(m) “Participant” means an employee of the Company or any of its Affiliates whom the Committee designates from time to time as a participant under the Plan.
(n)“Performance Objectives” means the performance objectives that may apply with respect to a Performance Period as described in Section 6(a) herein.
(o)“Performance Period” means a period established by the Committee during which performance shall be measured to determine if a Bonus will be earned under the Plan.  Although it is generally anticipated that a Performance Period will be coincident with the Company’s fiscal year, the Committee may establish Performance Periods that are coincident with one or more fiscal years or fiscal quarters of the Company (or calendar years or calendar quarters), or any portion(s) thereof, and Performance Periods may be overlapping.
(p)“Plan” means the Atlantic Capital Bancshares, Inc. Short-Term Incentive Plan, as it may be amended and/or restated.
(q)“Retirement” shall, except as may be otherwise determined by the Committee  (taking into account any Code Section 409A considerations), as applied to any Participant, have the meaning given in an employment agreement, change of control plan, severance plan or other applicable plan, agreement or arrangement, if any, to which the Participant is a party or participant, or, if there is no such arrangement (or if such arrangement does not define “Retirement”), then “Retirement” shall mean retirement at a time when the Participant’s age plus years of service to the Company or an Affiliate equals or exceeds 65, provided, however, that the Participant has completed a minimum service period of 10 years. The Committee shall have discretion to determine if a termination of employment or service is due to Retirement.

(r)“Stock Plan” means the Company’s 2015 Stock Incentive Plan (the “2015 Plan”) and/or other applicable stock incentive plan of the Company, in each case as amended and/or restated, as determined by the Committee.
(s)“Target Bonus” means the target bonus payable to a Participant for a particular Performance Period, generally expressed as a percentage of the Participant’s Base Salary.  In special circumstances, a Target Bonus may be expressed as a fixed amount of cash or a number of shares of Common Stock.
(t)Termination Date” means the date of termination of employment or service of a Participant for any reason, as determined by the Committee (taking into account Code Section 409A considerations if and to the extent applicable).
3.	Administration
(a)The Plan shall be administered and interpreted by the Committee; provided, however, that the Board may, in its sole discretion, take any action delegated to the Committee under this Plan as it may deem necessary or appropriate. The members of the Committee shall be deemed independent if and to the extent required under Applicable Law.
(b)Subject to the terms of the Plan and Applicable Law, the Committee shall have full authority in its discretion to take any action with respect to the Plan, including but not limited to the authority to (i) determine all matters relating to Awards, including selection of individuals to be granted Awards and all terms, conditions, restrictions and limitations of an Award, including payment of any Awards; and (ii) construe and interpret the Plan and any instruments evidencing Awards under the Plan, to establish and interpret rules and regulations for administering the Plan and to make all other determinations deemed necessary or advisable for administering the Plan.  Any decision made, or action taken, by the Committee under the Plan shall be final, conclusive and binding on the Company, any Affiliates, any Participant and any other person.  The Committee’s authority to grant Awards and authorize payments under the Plan shall not in any way restrict the authority of the Company to grant compensation (including but not limited to discretionary or other bonuses) to employees or other service providers under any other compensation plan, program or arrangement of the Company.
(c)In addition to action by meeting in accordance with Applicable Law, any action of the Committee with respect to the Plan may be taken by a written instrument signed by all of the members of the Committee, and any action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly called and held.  All expenses incurred in the administration of the Plan shall be paid by the Company.  No member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct. The Committee also shall have the authority and discretion to establish terms and conditions of Awards (including but not limited to the establishment of subplans) as the Committee determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States.  The members of the Board and the Committee shall be entitled to indemnification and reimbursement in the manner and to the fullest extent provided in the Company’s articles of incorporation and/or bylaws and/or pursuant to Applicable Law.

(d)The Committee may in its discretion delegate to the Chief Executive Officer or other officers ministerial or other administrative authority under the Plan, subject to the requirements of Applicable Law and such terms and conditions as may be established by the Committee.  In the case of such delegation, references to the “Committee” herein shall include such designee or designees, unless the context otherwise requires.
4.	Effective Date

The Effective Date of the Plan shall be December 17, 2020.  Awards may be granted under the Plan for Performance Periods commencing on or after January 1, 2021. The Plan shall continue in effect until terminated or suspended by the Board as provided in Section 8 herein.

5.	Eligibility

Participants in the Plan shall be those executive level and other key employees of the Company or an Affiliate who are designated by the Committee as being eligible to participate in the Plan from time to time based on criteria established by the Committee.  Participation in the Plan for any one Performance Period does not guarantee that an employee will be entitled to participate in any other Performance Period.  For the purposes herein, references to “employment,” “employ” and similar terms may include references to service to the Company or an Affiliate if the Committee so determines.

6.	Grant and Determination of Awards
(a)Performance Objectives.  The Committee shall establish the Performance Objective(s) that apply during a Performance Period in order for a Participant to be eligible to receive a Bonus for the Performance Period.  “Performance Objectives” shall mean one or more performance factors which may be established by the Committee with respect to an Award, and such performance factors may be objective, subjective or a combination of objective and subjective.  Performance factors also may be based on such corporate, business unit, division, department, line of business, individual and/or other performance factors and criteria as the Committee in its sole discretion may deem appropriate.  Without in any way limiting the foregoing, performance factors may, in the Committee’s sole discretion. include (but not be limited to) factors such as the following: (i) cash flow; (ii) return on equity; (iii) return on assets; (iv) earnings per share; (v) operations expense efficiency milestones; (vi) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (vii) net income; (viii) operating income; (ix) book value per share; (x) return on investment; (xi) return on capital; (xii) improvements in capital structure; (xiii) expense management; (xiv) profitability of an identifiable business unit or product; (xv) maintenance or improvement of profit margins; (xvi) stock price or total stockholder return; (xvii) market share; (xviii) revenues or sales; (xix) costs; (xx) working capital; (xxi) economic wealth created; (xxii) strategic business criteria; (xxiii) efficiency ratio(s); (xxiv) achievement of division, group, function or corporate financial, strategic or operational goals; (xxv) net charge offs/average loans, nonperforming assets/ending loans, pre-tax, pre-incentive, pre-provision income and/or other credit quality measures; (xxvi) comparisons with stock market indices or performances of metrics of peer companies; and (xxvii) environmental, social and governance (“ESG”) factors (such as diversity and talent management), crisis management and/or similar factors. The targeted level or levels of performance with respect to such Performance Objectives may be established at such levels and on such terms as the Committee may determine, in its discretion, including but not limited to on an absolute basis, in relation to performance in a prior Performance Period, relative to one or more peer group companies or indices, on a per share and/or share per capita basis, on a pre-tax or after tax basis, and/or any combination thereof.
(b)Grant of Awards.   The Committee shall establish a Target Bonus for each Participant for each Performance Period.  The Committee shall also establish the Performance Objectives and the performance goals related to such Performance Objectives that will apply for each Participant during a Performance Period.  Performance goals may include a threshold level of performance below which no Award will be paid and levels of performance at which specified percentages of the Target Award will be paid and may also include a maximum level of performance above which no additional Award will be paid.  Performance Objectives may carry different weighting.
(c)Determination of Bonuses.  As soon as practicable after a Performance Period ends, the Committee shall determine (i) whether and to what extent any of the Performance Objective(s) established for the relevant Performance Period have been satisfied, and (ii) for each Participant, the actual Bonus, if any, to which such Participant shall be entitled, taking into consideration the extent to which the Performance Objective(s) have been met with respect to such Participant and such other factors as the Committee may deem appropriate.   Notwithstanding the terms of the Plan or any Award, the Committee in its sole and absolute discretion may increase, modify, reduce or eliminate the amount of any Bonus granted with respect to any Participant if it determines that such action is appropriate.
(d)Special Rules for Certain Terminations, Pro Rata Bonuses and Other Circumstances.  A Participant (i) whose employment with the Company or an Affiliate is terminated at any time before a Bonus is paid due to death, Disability, Retirement or other circumstances which the Committee in its discretion determines merits payment of all or a portion of a Bonus and/or (ii) who is hired or rehired by the Company or an Affiliate after the beginning of a Performance Period, may, in the Committee’s discretion, be eligible for the payment of a Bonus (or a portion thereof) provided, however, that, (A) the Bonus shall be paid only if and to the extent that the Bonus is otherwise deemed earned; and (B) if a Participant’s employment so terminates before the end of the Performance Period, or if the Participant is only employed during a portion of the Performance Period, the Bonus payable to, or on behalf of, such Participant will be pro-rated using a fraction, the numerator of which will be the number of calendar days he or she was employed by the Company or an Affiliate during the Performance Period and the denominator of which will be the number of calendar days in the Performance Period, or such Bonus shall be determined based on such other terms as the Committee may determine to be appropriate.
(e)Other Termination of Employment; Forfeiture.  Unless otherwise determined by the Committee and except as may otherwise be provided in the Plan or under the terms of any employment agreement, change in control or severance plan or agreement or similar arrangement, no Bonuses shall be payable under the Plan in respect of any Performance Period to any Participant whose employment terminates prior to the payment date for such Bonus, and a Participant whose employment terminates prior to the payment date for such Bonus shall forfeit any right to the Bonus.
(f)Change of Control.  In the event of a Change of Control, the Committee (as constituted immediately prior to the Change of Control) shall, in its sole discretion, determine whether and to what extent Performance Objectives have been met or shall be deemed to have been met with respect to Performance Periods in effect for the year in which the Change of Control occurs and for any completed Performance Period for which a determination has not yet been made regarding the extent, if any, to which Bonuses have been earned; provided, however, that, in the event that (i) a Participant is a party to, or participant in, an employment agreement, change in control or severance plan or agreement or similar arrangement, the terms of such plan, agreement or arrangement shall control, and (ii) any such Bonuses are settled in shares of Common Stock (or cash) issued under the Stock Plan, such Bonuses shall be subject to the terms of the Stock Plan and applicable award agreement.
(g)Adjustments.  The Committee is authorized at any time before, during or after a Performance Period, in its discretion, to adjust or modify the terms of Awards or Performance Objectives, or specify new Awards, due to such factors as the Committee determines to be relevant, including but in no way limited to extraordinary items, transactions, events or developments, or in recognition of any other unusual, nonrecurring or infrequent events affecting the Company or the financial statements of the Company, or in response to changes in Applicable Law, accounting principles, tax rates (and interpretations thereof), business conditions or the Committee's assessment of the business strategy of the Company, or due to any other specific unusual or infrequent events, in each case as determined by the Committee.
7.	Payment of Bonuses
(a)Form of Payment.  Awards granted under the Plan generally shall be in the form of cash bonuses.  However, the Committee shall have authority to authorize the grant of equity awards and/or the issuance of shares of Common Stock to some or all Participants as specified by the Committee in lieu of cash payments and in satisfaction, in whole or in part, of any Bonus earned under the Plan.  Any such equity awards and/or shares of Common Stock delivered as payment or satisfaction of any Bonus earned under the Plan shall be issued under the Company’s 2015 Stock Incentive Plan and/or other applicable Stock Plan (as determined by the Committee) and shall be subject to the terms and conditions of such Stock Plan and any related award agreements.  The value of equity awards for, or shares of, Common Stock, or the process to determine such value, will be determined in accordance with the Stock Plan or as otherwise established by the Committee.  No shares of Common Stock shall be issuable under the Plan.  No interest shall be payable with respect to Bonuses under the Plan.
(b)Timing of Payment.  Except as otherwise provided herein, payment of any Bonus shall be made to a Participant as soon as practicable after the Committee determines the extent to which the Bonus has been earned, the amount of the Bonus and any other terms and conditions related to the Bonus; provided, however, that Bonuses shall be paid no later than March 15 of the year following the calendar year in which the Bonus was earned or shall otherwise be structured in a manner intended to be exempt from or in compliance with Code Section 409A (including but not limited to deferrals under deferred compensation plans or arrangements that may be established by the Company in a manner in accordance with Code Section 409A).
8.	Amendment and Termination

The Board may at any time amend, suspend, discontinue or terminate the Plan and/or any Awards in whole or in part; provided, however, that approval of an amendment to the Plan by the shareholders of the Company shall be required to the extent, if any, that shareholder approval is required under Applicable Law.  Further, the Board and/or the Committee shall have unilateral authority to amend the Plan and any Award (without Participant consent) to the extent necessary to comply with Applicable Law or changes to Applicable Law.

9.	General Provisions
(a)No Right to Employment or Awards.  Nothing in this Plan shall be construed as conferring upon any Participant any right to employment or service, or to continue in the employment of or service, to the Company or any of its Affiliates or affect the right of the Company or an Affiliate to terminate the employment or service of a Participant at any time and for any reason.  Except as may be otherwise provided in the Plan or determined by the Committee, all rights of a Participant with respect to an Award shall terminate upon the Participant’s termination of employment or service.  No Participant shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or beneficiaries.
(b)No Limitation on Corporate Actions; Compliance with Applicable Law.  Nothing contained in the Plan shall be construed to prevent the Company or any of its Affiliates from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any Awards made under the Plan.  No employee, beneficiary or any other person shall have any claim against the Company or any of its Affiliates as a result of any such action.  Further, notwithstanding any other Plan provision to the contrary, (i) the Company may impose such restrictions on any benefits provided under the Plan as may be required under Applicable Law and (ii) the Company shall not be obligated to make any distribution of benefits under the Plan, or take any other action, unless such distribution or action is in compliance with Applicable Law.
(c)Binding Effect; No Assignment.  The Plan shall be binding upon the Company, its successors and assigns, and Participants, their beneficiaries, legal representatives, executors and administrators.  No Participant or beneficiary shall have the power or right to transfer, anticipate or otherwise encumber the Participant’s interest under the Plan, without the Company’s written consent, and any attempt to do so absent such express written consent shall be null and void ab initio.
(d)Withholding; Other Tax Matters.  The Company shall withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld from any amount payable with respect to an Award.  The Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for a Participant or any other person, or to indemnify any person with respect to any tax obligations. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including any taxes under Code Section 409A).
(e)Severability.  If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.
(f)Governing Law.  The Plan shall be governed by and construed in accordance with the laws of the State of Georgia without regard to conflicts of laws, and in accordance with applicable federal laws of the United States.
(g)Headings; Gender and Number.  Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.  Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and words in the plural shall include the singular.
(h)Compliance with Section 409A.  Notwithstanding any other provision in the Plan or an Award to the contrary, if and to the extent that Code Section 409A is deemed to apply to the Plan or any Award, it is the general intention of the Company that the Plan and all such Awards shall, to the extent practicable, comply with, or be exempt from, Code Section 409A, and the Plan and any such Awards shall, to the extent practicable, be construed in accordance therewith.  Deferrals of any benefit distributable under the Plan otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are in compliance with, or exempt from, Code Section 409A.  In the event that the Company (or a successor thereto) has any stock which is publicly traded on an established securities market or otherwise, distributions that are subject to Code Section 409A to any Participant who is a “specified employee” (as defined under Code Section 409A) upon a separation from service may only be made following the expiration of the six-month period after the date of separation from service (with such distributions to be made during the seventh month following separation of service), or, if earlier than the end of the six-month period, the date of death of the specified employee, or as otherwise permitted under Code Section 409A.  For purposes of Code Section 409A, each installment payment provided under the Plan or an Award shall be treated as a separate payment.  Without in any way limiting the effect of any of the foregoing, (i) in the event that Code Section 409A requires that any special terms, provisions or conditions be included in the Plan or any Award, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan or Award, as applicable, and (ii) terms used in the Plan or an Award shall be construed in accordance with Code Section 409A if and to the extent required.  Further, in the event that the Plan or any Award shall be deemed not to comply with Code Section 409A, then neither the Company, the Board, the Committee, nor its or their designees or agents shall be liable to any Participant or other person for actions, decisions or determinations made in good faith.
(i)No Trust; Unfunded Plan.  The Plan shall be unfunded, and the Company shall not be required to create a trust or segregate any assets that may at any time be represented by Awards under the Plan. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Affiliate, including, without limitation, any specific funds, assets or other property which the Company or any Affiliate, in their discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Affiliate.  Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any benefits to any person.
(j)Beneficiary Designation.  The Committee may permit a Participant to designate in writing a person or persons as beneficiary, which beneficiary shall be entitled to receive settlement of Awards, if any, to which the Participant is otherwise entitled in the event of death.  In the absence of such designation by a Participant, and in the event of the Participant’s death, the estate of the Participant shall be treated as beneficiary for purposes of the Plan unless the Committee determines otherwise.  The Committee shall have discretion to approve and interpret the form or forms of such beneficiary designation.
(k)Facility of Payments.  If a Participant or other person entitled to receive payments under the Plan (the “recipient”) shall, at the time payment of any such amount is due, be incapacitated so that such recipient cannot receive or acknowledge receipt of the payment, then the Committee, in its discretion, may direct that the payment may be made to the legal guardian, attorney-in-fact or person with whom such recipient is residing, and such payment shall be in full satisfaction of the Company’s obligation under the Plan with respect to such amount.
(l)Right of Offset.  The Company shall have the right (subject to any Code Section 409A considerations) to reduce any Award otherwise payable under the Plan to, or on behalf of, any Participant by the amount of any obligation which the Participant has to the Company or an Affiliate of the Company that is or has become due and payable to the Company or an Affiliate.
(m)Compliance with Recoupment, Ownership and Other Policies or Agreements.  Notwithstanding anything in the Plan to the contrary, the Committee may in its discretion at any time provide that an Award or benefits related to an Award shall be forfeited and/or recouped if the Participant, during employment or service or following termination of employment or service for any reason, engages in certain types of conduct, including but not limited to violation of policies of the Company or an Affiliate, breach of non-solicitation, non-competition, confidentiality or other restrictive covenants, or other conduct by the Participant that is determined by the Committee to be detrimental to the business or reputation of the Company or any Affiliate.  In addition, without limiting the effect of the foregoing, as a condition to a Participant’s participation in the Plan, the grant of an Award and/or the receipt of any benefit under the Plan, the Committee may at any time require that a Participant agree to abide by any compensation recovery policy, equity retention policy, stock ownership guidelines and/or other policies adopted by the Company or an Affiliate, each as in effect from time to time and to the extent applicable to the Participant.  Further, each Participant shall be subject to such compensation recovery, recoupment, forfeiture and other similar provisions as may apply under Applicable Law.
(n)Compliance with the Plan.  By participating in the Plan, each Participant shall be deemed to have agreed to the terms of the Plan, including but not limited to the terms of Section 9(m) herein.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Atlantic Capital Bancshares, Inc. Short-Term Incentive Plan, is, by the authority of the Board of Directors of the Company, executed in behalf of the Company, effective the 17th day of December, 2020.

ATLANTIC CAPITAL BANCSHARES, INC.

By: /s/ Douglas L. Williams

Name: Douglas L. Williams

Title: Chief Executive Officer and President

ATTEST:

By: /s/ Annette F. Rollins

Name: Annette F. Rollins

Title: Executive Vice President and Chief Human Resources
Officer